Exhibit 5.39

CONSENT OF I. CRUNDWELL

The undersigned hereby consents to the summary, quotation or inclusion of those portions prepared by the undersigned of the technical report entitled “Technical Report on the Rosebel Gold Mine, Suriname” with an effective date of December 31, 2021, dated January 31, 2022 and filed on February 4, 2022, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

By:	/s/ Ian Crundwell
Ian Crundwell, Sr. Eng.
WSP Canada Inc.

Dated: August 18, 2022